Exhibit 99.1

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES FIRST QUARTER 2006 RESULTS AND DECLARES SECOND QUARTER 2006 DIVIDEND

Boston, Massachusetts, May 5, 2006. Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported first quarter 2006 results. Net income for the quarter ended March 31, 2006 was $30.8 million, or $1.94 per diluted share, compared to $14.5 million, or $0.92 per diluted share, for the comparable 2005 period. Safety’s book value per share increased to $25.89 at March 31, 2006 compared to $24.57 at December 31, 2005. Safety paid $0.18 per share in dividends to investors during the quarter ended March 31, 2006 compared to $0.12 per share during the comparable 2005 period. Safety paid $0.60 per share in dividends to investors during the year ended December 31, 2005.

Direct written premiums for the quarter ended March 31, 2006 decreased by $7.8 million, or 4.2%, to $178.0 million from $185.8 million for the comparable 2005 period. The 2006 decrease occurred primarily in our personal automobile line, which experienced a 6.4% decrease in average written premium. Partially offsetting the personal auto line decrease, were increases in our commercial automobile line’s average written premium of 9.6%  and our homeowners line’s average written premium of 7.6%.

Net written premiums for the quarter ended March 31, 2006 decreased by $10.9 million, or 5.9%, to $173.3 million from $184.2 million for the comparable 2005 period due to the factors that decreased direct written premiums combined with a decrease in premiums assumed from Commonwealth Automobile Reinsurers (“CAR”). Net earned premiums for the quarter ended March 31, 2006 increased by $1.4 million, or 0.9%, to $157.8 million from $156.4 million for the comparable 2005 period.

Net investment income for the quarter ended March 31, 2006 was $9.4 million compared to $7.5 million for the comparable 2005 period. Average cash and investment securities (at cost) increased by $84.6 million, or 10.5%, to $886.8 million for the quarter ended March 31, 2006 from $802.2 million for the comparable 2005 period. Net effective annualized yield on the investment portfolio increased to 4.2% during the first quarter of 2006 from 3.7% during the first quarter of 2005. Our duration increased to 3.7 years at March 31, 2006 from 3.2 years at December 31, 2005.  Net realized losses on investments was $0.1 million for the quarter ended March 31, 2006 compared to net realized gains of  $0.4 million for the comparable 2005 period.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended March 31, 2006 were 54.3%, 25.6% and 79.9% compared to 70.4%, 23.4% and 93.8% for the comparable 2005 period. The loss ratio improved as a result of a decrease in personal and commercial automobile bodily injury and physical damage claim frequency primarily due to milder winter weather and favorable loss development in our personal automobile and homeowners lines prior year results. Total prior year favorable development included in the pre-tax results for the quarter ended March 31, 2006 was $13.3 million compared to prior year favorable development of $8.3 million for the comparable 2005 period.

The Board of Directors today approved and declared a $0.18 per share quarterly cash dividend on the issued and outstanding common stock, payable on June 15, 2006 to shareholders of record at the close of business on June 1, 2006.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance. Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2005 Form 10-K with the SEC on March 16, 2006 and urges shareholders to refer to that document for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.

Forward-looking statements might include one or more of the following, among others:

•                  Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

•                  Descriptions of plans or objectives of management for future operations, products or services;

•                  Forecasts of future economic performance, liquidity, need for funding and income; and

•                  Descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition. Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2005 filed with the SEC on March 16, 2006.

Some other factors, such as market, operational, liquidity, interest rate, equity and other risks, are described elsewhere in our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K. Factors relating to the regulation and supervision of our Company are also described or incorporated in our Quarterly Reports on Form 10-Q and our Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2006. There are other factors besides those described or incorporated in this release or in the reports on Form 10-Q and Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Safety Insurance Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	March 31,	December 31,
	2006	2005
	(Unaudited)
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $811,786 and $713,930)	$800,452	$712,538
Equity securities, at fair value (cost: $3,839 and $1,895)	4,006	2,005
Total investment securities	804,458	714,543
Cash and cash equivalents	94,376	163,027
Accounts receivable, net of allowance for doubtful accounts	156,159	154,421
Accrued investment income	8,930	7,856
Taxes recoverable	—	318
Receivable from reinsurers related to paid loss and loss adjustment expenses	17,553	18,750
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	76,445	80,550
Prepaid reinsurance premiums	38,354	37,174
Deferred policy acquisition costs	48,767	45,480
Deferred income taxes	22,117	18,120
Equity and deposits in pools	16,549	14,631
Other assets	2,408	2,805
Total assets	$1,286,116	$1,257,675

Liabilities
Loss and loss adjustment expense reserves	$435,751	$450,716
Unearned premium reserves	358,284	341,562
Accounts payable and accrued liabilities	23,597	44,372
Taxes payable	10,749	—
Outstanding claims drafts	17,010	19,825
Payable to reinsurers	14,103	12,985
Payable for securities purchased	15,302	—
Capital lease obligations	210	266
Total liabilities	875,006	869,726

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 15,880,717 and 15,787,947 shares issued and outstanding , respectively	159	158
Additional paid-in capital	122,078	120,451
Accumulated other comprehensive loss, net of taxes	(7,259)	(833)
Retained earnings	296,132	268,173
Total shareholders’ equity	411,110	387,949
Total liabilities and shareholders’ equity	$1,286,116	$1,257,675

Safety Insurance Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except per share and share data)

	For the Three Months Ended
	March 31,
	2006	2005
Net earned premiums	$157,778	$156,416
Net investment income	9,378	7,459
Net realized (losses) gains on investments	(74)	407
Finance and other service income	3,859	3,969
Total revenue	170,941	168,251

Losses and loss adjustment expenses	85,751	110,170
Underwriting, operating and related expenses	40,395	36,591
Interest expenses	24	223
Total expenses	126,170	146,984

Income before income taxes	44,771	21,267
Income tax expense	13,969	6,765
Net income	$30,802	$14,502

Earnings per weighted average common share:
Basic	$1.96	$.94
Diluted	$1.94	$.92

Cash dividends paid per common share	$.18	$.12

Weighted average number of common shares outstanding:
Basic	15,710,587	15,439,974
Diluted	15,894,797	15,742,717